Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated April 30, 2026 in the Form 20-F, under the Securities Act of 1934 (File No. 001-42767) with respect to the consolidated balance sheets of J-Star Holding Co., Ltd. and its subsidiaries as of December 31, 2025 and 2024, and the related consolidated statements of comprehensive (loss) income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes included herein.

San Mateo, California	WWC, P.C.
April 30, 2026	Certified Public Accountants
PCAOB ID No. 1171